SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (Amendment No.   )

      Filed by the Registrant                         [X]

      Filed by a Party other than the Registrant      [_]

      Check the appropriate box:
      [ ]   Preliminary Proxy Statement
      [ ]   Confidential, for Use of the Commission Only (as permitted by Rule
            14a-6(e)(2))
      [X]   Definitive Proxy Statement
      [ ]   Definitive Additional Materials
      [ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                 QuesTech, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      [X]   No fee required

      [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11.

      (1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

      (5)   Total fee paid:

--------------------------------------------------------------------------------

      [ ]   Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid:
--------------------------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

      (3)   Filing Party:

--------------------------------------------------------------------------------

      (4)   Date Filed:

--------------------------------------------------------------------------------

                                 QuesTech, Inc.
                              7600-W Leesburg Pike
                             Falls Church, VA 22043
                                                                   April 8, 1998

To Our Stockholders:

      On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Stockholders on Friday, May 15, 1998, at 10 A.M. at the Embassy Suites Hotel, 8517 Leesburg Pike, Vienna, Virginia 22182. The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, outline the action to be taken by the stockholders at the Meeting.

      At the Meeting, we will elect five directors and vote on the ratification of the appointment of an independent public accountant as Auditor for the Company. We will also report on the progress of QuesTech and comment on matters of current interest. During the Meeting, stockholders who are present at the Meeting will have the opportunity to ask questions.

      Please sign and return the enclosed Proxy form in the envelope provided as soon as possible so your shares can be voted at the Meeting in accordance with your instructions. Proxies of stockholders who attend the Meeting and vote in person will not be voted.

      We are pleased by our stockholders' interest in QuesTech and gratified that in the past so many of you have voted your shares either in person or by proxy. We hope that you will continue to do so. Please return your proxy card as soon as possible.

                                Sincerely yours,


          /s/ Vincent L. Salvatori              /s/ Gerald F. Mayefskie
            VINCENT L. SALVATORI                  GERALD F. MAYEFSKIE
          Chairman of the Board and             President and Chief
           Chief Executive Officer               Operating Officer

                                 QuesTech, Inc.
                              7600-W Leesburg Pike
                          Falls Church, Virginia 22043

                              --------------------

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS Friday, May 15,
                               1998 at 10:00 A.M.

                              --------------------

To the Stockholders:

      The Annual Meeting of Stockholders of QuesTech, Inc. will be held on Friday, May 15, 1998, at 10:00A.M., local time, at the Embassy Suites Hotel, 8517 Leesburg Pike, Vienna, Virginia 22182, for the following purposes:

            1.    To elect five directors to the Company's Board of Directors;

            2. To ratify the selection by the Board of Directors of Grant Thornton LLP as the independent auditor of the Company for the fiscal year ending December 31, 1998; and

            3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The close of business on March 27, 1998 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Meeting and at any adjournment thereof

                                     By Order of the Board of Directors,


                                     /s/ Vincent L. Salvatori

                                     Vincent L. Salvatori
                                     Chairman of the Board
                                     Chief Executive Officer

Falls Church, Virginia
April 8, 1998

      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE INDICATE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND PROMPTLY RETURN THE COMPLETED PROXY IN THE ENCLOSED SELF- ADDRESSED ENVELOPE.

                                 QuesTech, Inc.

                                 --------------

                                 PROXY STATEMENT

                                 --------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 15, 1998

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of QuesTech, Inc. ("the Company" or "QuesTech") of proxies for use at the Annual Meeting of Stockholders to be held on May 15, 1998, and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and Notice of Meeting, the proxy card and the Company's Summary Annual Report to Stockholders for the fiscal year ended December 31, 1997 are first being mailed to Stockholders on or about April 8,1998.

If you have a disability which requires accommodation at the meeting, please call 703-760-1016; requests must be received by April 30, 1998.

Whether or not you expect to be personally present at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. Any person giving such proxy has the right to revoke it at any time before it is voted by giving notice to the Secretary of the Company. Unless a proxy is revoked prior to the voting thereof, all shares represented by a duly executed proxy in the accompanying form will be voted as marked thereon or, if no contrary instruction is given, in accordance with the recommendations of management.

      The close of business on March 27, 1998, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 1,925,904 shares of common stock. These shares were held of record by approximately 254 shareholders. Each shareholder is entitled to one vote on each matter that comes before the meeting for each share of common stock held by such shareholder on the record date.

      The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. In addition, the solicitation of proxies may be made by telephone or telegram by directors, officers or regular employees of the Company. The Company may also request brokerage firms to solicit proxies of beneficial owners and the expense thereof will be paid by the Company upon request of such brokerage firms.

                              ELECTION OF DIRECTORS

NOMINEES

      Five directors of the Company are to be elected for terms ending at the Annual Meeting in 1999 or until their respective successors are elected and qualified. Certain information with respect to the nominees who are proposed for election as directors by the Company is set forth below. All of the nominees are currently serving as Directors of the Company, have previously been elected as Directors by the stockholders of the Company and have been proposed for election by the Company's Nominating Committee. There are no family relationships among any of the nominees for Director or among them and any executive officer of the Company.

      The five nominees for election as directors who receive the greatest number of votes cast at the meeting shall be elected directors, provided that a quorum is present. Although all nominees have consented to serve if elected and are expected to be able to serve, if one or more is unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board.

      The Board of Directors recommends a vote FOR each of the nominees for director of the Company.

                  Nominees for Election as Directors

                                Principal Occupation and             Served as
        Name            Age        Other Information              Director Since
        ----            ---     ------------------------          --------------

Edward G. Broenniman    61    President and Chief Executive            1996
                              Officer of the Piedmont Group
                              (which provides merchant
                              banking services), since 1985;
                              Chief Operating Officer and
                              Chief Financial Officer of
                              Hemex Inc., until June 1997;
                              also serves as a director of
                              Hemex, Inc., American
                              Investment Corp. and Pies on
                              the Go.

Gerald F. Mayefskie     57    President and Chief Operating            1991
                              Officer of the Company since
                              1991; employed by the Company
                              in various executive positions
                              for 25 years.

Sebastian P. Musco      72    Founder, Chairman of the Board           1968
                              and Chief Executive Officer of
                              Gemini Industries, Inc.;
                              Vice Chairman of the Board
                              of Directors of the Company;
                              Chairman, Care Communications,
                              Chicago, Illinois; Director
                              and former president of the
                              International Precious Metals
                              Institute.

Vincent M. Russo        67    Independent consultant in                1994
                              logistics, since 1989; retired
                              as Lt. General, United States
                              Army (1952-1989); former
                              Director, Defense Logistics
                              Agency;

Vincent L. Salvatori    65    Chairman of the Board and                1968
                              Chief Executive Officer of the
                              Company, since 1988; Director
                              and Chairman of the Board of
                              the Company's subsidiaries;
                              also serves as a director of
                              Dynamic Engineering,
                              Incorporated and the
                              Association for Corporate
                              Growth, Washington, D.C.

BOARD OF DIRECTORS AND ITS COMMITTEES

      The members of the Board of Directors are elected to various committees. The standing committees of the Board (and the respective chairman) are: Audit Committee (Costello), Compensation Committee (Musco), Deferred Compensation Committee (Broenniman) and Nominating Committee (Musco). There were 5 meetings of the Board of Directors during 1997. All of the incumbent directors attended in excess of 75% of the total number of meetings of the Board and the committees on which they served except Messrs. Costello and Musco, who attended 71% and 60% of such meetings respectively.

      The members of the Audit Committee were Robert B. Costello, Chairman, Sebastian P. Musco, Vincent M. Russo, and Edward G. Broenniman. The Committee met 4 times in fiscal 1997. The functions of the Audit Committee include review and approval of: the audit plan developed by the Company's independent auditors in connection with their annual audit of the Company's financial statements; the results of audits performed by the Company's independent auditors; fees charged by the independent auditors; responses to management letters issued by the Company's independent auditors; current accounting rules and changes thereto; the Company's internal controls; and such other related matters as the Committee deems appropriate. The Audit Committee also makes a recommendation to the Board of Directors with respect to selection of an independent auditor.

      The members of the Compensation Committee were Sebastian P. Musco, Chairman, Robert B. Costello, Vincent M. Russo, and Edward G. Broenniman. The Committee met 3 times in fiscal 1997. The functions of the Compensation Committee are to review and approve the salaries of all officers of the Company and its subsidiaries; review and approve all salaries above a specified level to be paid to non-officers; and review and approve awards under and administration of the Company's stock option and bonus plans.

      The members of the Deferred Compensation Committee were Mr. Broenniman, Chairman, and Messrs. Musco, Russo, and Mayefskie. This Committee met once during fiscal 1997. It is responsible for administering the Company's two deferred compensation plans, including selection of participants, determination of benefits, review of the Plans performance and amending the Plans.

      The members of the Nominating Committee were Mr. Musco, Chairman, Dr. Costello and Mr. Salvatori. This Committee met once during fiscal 1997. It is responsible for selecting candidates for nomination as directors for the next year and submitting its recommendations to the full Board for its approval and eventual submission to the shareholders.

      Mr. Salvatori is a member of the Nominating Committee. He serves on all other Committees in an ex officio capacity.

                               EXECUTIVE OFFICERS

      All officers of the Registrant are elected annually by the Board of Directors at the meeting of the directors immediately following the annual meeting of shareholders. Messrs. Salvatori and Mayefskie are employed pursuant to the terms of employment agreements, the current terms of which will expire November 23, 1999 and November 16, 1999, respectively. (See "Employment Agreements" below.)

      There are no arrangements or understandings between any officer and any other person pursuant to which the officer was selected. Information with respect to Executive Officers of the Registrant is set forth below:

                        Positions with the Company       Held Position
Name(1)                 And during Past Five Years           Since          Age
-------                 --------------------------       -------------      ---

Joseph P. O'Connell     Chief Financial Officer           March 1989        54

William M. Fairl        Senior Vice President             May 1996          49
                        Asst. Vice President-Group        Jan. 1993
                        Manager

Joe W. Rigby            Senior Vice President             Aug. 1996         57
                        Major General, U.S. Army          Oct. 1986

Michael P. Rivera       Vice President, General           Sept. 1997        51
                        Counsel & Secretary
                        Vice President, General           Dec. 1989
                        Counsel and Secretary of Union
                        Switch & Signal Inc.

Michael Stankosky       Senior Vice President             April, 1997       54
                        Vice President, U.S. and          April, 1992
                        International Business
                        Development of Science

                        Applications International
                        Corporation.

Douglas Wood            Senior Vice President             Aug. 1997         53
                        Director, U.S. Army, CECOM,       Jan. 1992
                        Intelligence & Electronic
                        Warfare Directorate

(1) Please refer to the section of this Proxy Statement entitled "Nominees for Election as Directors" for information about Messrs. Salvatori and Mayefskie.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS COMPENSATION

                           Summary Compensation Table

                                      Annual Compensation            Long Term Compensation
                               ---------------------------------    ------------------------
Name and                                             Other Annual    Options  All Other
Principal Position     Year   Salary($)  Bonus($)(1) Compensation(2) SARs(#)  Compensation(3)
------------------     ----   ---------  --------    ------------    -------  ---------------
Vincent L. Salvatori   1997   254,862     60,000         60,000       30,000      42,412
Chairman and Chief     1996   238,057     60,000         65,000            0      49,979
Executive Officer      1995   208,863     35,000         60,000       30,000      31,415

Gerald F. Mayefskie    1997   217,672     50,000         20,000       20,000      37,099
President and Chief    1996   199,060     50,000         21,671            0      38,051
Operating Officer      1995   179,262     25,000         20,000       20,000      36,583

William M. Fairl       1997   159,624     40,000              0       10,000      19,033
Senior Vice President  1996   137,887     20,000              0       10,000      15,776
                       1995   112,734     12,000              0        5,000      15,302

Joe W. Rigby           1997   161,469     32,374              0       10,000       2,843
Senior Vice President  1996    40,881      8,459              0       10,000         997
                       1995         0          0              0            0           0

Timothy Siegel         1997   139,467     27,000              0        5,000      23,899
Vice President         1996   140,004     50,000              0            0      10,398
                       1995   124,623     12,000              0        5,000      22,131

----------
(1) Includes bonus earned for 1996 and paid in 1997.

(2) Includes $20,000, $21,671 and $20,000 as director fees for Messrs. Salvatori and Mayefskie for 1997, 1996 and 1995 respectively, and $45,000, $43,329 and $45,000 as a fee for Mr. Salvatori serving as Chairman of the Board of Directors for 1997, 1996 and 1995 respectively.

(3) For 1997, 1996 and 1995 respectively, includes life and medical insurance premiums of

$17,269, $20,123 and $18,247 for Mr. Salvatori, $17,194, $15,097 and $13,735 for
Mr Mayefskie, $11,418, $10,702 and $10,876 for Mr. Fairl, $2,790, $975 and 0 for
Mr. Rigby, and $8,840, $8,401 and $8,722 for Mr. Siegel; reimbursement of medical expenses pursuant to an executive reimbursement plan of $2,174, $1,976 and $864 for Mr. Salvatori, 0, 0 and $995 for Mr. Mayefskie, $4,962, $2,420 and $1,777 for Mr. Fairl, 0, 0 and 0 for Mr. Righy, and 0, 0 and $1,890 for Mr. Siegel; vacation payoff of $16,342, $22,996 and $9,689 for Mr. Salvatori, $15,228, $15,382 and $15,902 for Mr. Mayefskie, 0, 0 and 0 for Mr. Fairl, 0, 0
and 0 for Mr. Rigby, and $14,000, 0 and $9,616 for Mr. Siegel; long-term disability insurance premiums of $3,810, $2,173 and $2,052 for Mr. Salvatori, $3,096, $5,926 and $5,645 for Mr. Mayefskie, $2,653, $2,654 and $2,649 for Mr.
Fairl, $53, $22 and 0 for Mr. Rigby, and $1,059, $1,997 and $1,903 for Mr.
Siegel; and long-term care insurance of $2,816, $2,711 and 0 for Mr. Salvatori, $1,581, $1,646 and 0 for Mr. Mayefskie, 0, 0 and 0 for Mr. Fairl, 0, 0 and 0 for Mr. Rigby, and 0, 0 and 0 for Mr. Siegel.

                     Option /SAR Grants in Last Fiscal Year

                                                                            Potential Realizable
                                                                              Value at Assumed
                                                                            Annual Rates of Stock
                                                                           Price Appreciation for
                                Individual Grants                                Option Term
-------------------------------------------------------------------------  ----------------------
                      Number of        % of Total
                      Securities       Options/
                      Underlying       SARs
                      Options/ SARs    Granted to    Exercise
                      Granted          Employees     or Base
                                       in Fiscal     Price     Expiration
Name                      #            Year          ($/Sh)    Date            5%($)    10%($)
----                  -------------    ----------    --------  ----------      -----    ------
Vincent L. Salvatori    30,000          17.1          7.70     12/6/07         94,779   264,169
Gerald F. Mayefskie     20,000          11.4          7.00     12/6/07         77,186   190,113
William M. Fairl        10,000           5.7          7.00     12/6/07         38,593    95,056
Joe W. Rigby            10,000           5.7          7.00     12/6/07         38,593    95,056
Timothy Siegel           5,000           5.7          7.00     12/6/07         19,296    47,528

               Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option /SAR Values

                                                          Number of
                                                          Securities         Value of
                                                          Underlying      Unexercised In-
                                                          Unexercised       the-Money
                                                        Options/SARs at   Options/SARs at
                                                           FY-End (#)      FY-End ($)(1)

                      Shares Acquired    Value Realized   Exercisable/     Exercisable/
Name                  on Exercise (#)         ($)         Unexercisable    Unexercisable
----                  ---------------    --------------   -------------    -------------
Vincent L. Salvatori         0                 0          12,000/42,000    28,200/42,300
Gerald F. Mayefskie          0                 0           8,000/28,000    22,000/33,000
William M Fairl              0                 0           5,000/20,000    6,750/4,500
Joe W Rigby                  0                 0           2,000/18,000       0/0
Timothy Siegel               0                 0            3,000/7,000    6,750/4,500

----------
      (1) Value of In-the-Money-Options. For purposes of this valuation, the year-end stock price of $6.75 is being utilized. Thus, all options with an exercise price less than $6.75 were in-the-money.

DIRECTORS COMPENSATION

      Each director receives a fee at an annual rate of $20,000 plus reimbursement for expenses incurred in connection with attendance at Board or Committee Meetings. In addition, Mr. Salvatori receives a fee of $40,000 for serving as Chairman of the Board of Directors; Mr. Musco receives a fee of $20,000 for serving as Vice Chairman of the Board; and Dr. Costello receives a fee of $10,000 for serving as Chairman of the Audit Committee.

EMPLOYMENT AGREEMENTS

      The Company has employment agreements with its Chairman and Chief Executive Officer, Vincent L. Salvatori, and its President and Chief Operating Officer, Gerald F. Mayefskie. Mr. Salvatori's agreement is for a period of three years and, since its inception in 1979, it has been renewed annually by the Board of Directors. The agreement was most recently renewed in November 1997. Mr. Salvatori's agreement provides for life-time medical, health and dental coverage identical to the coverage then provided by the Company's group and executive health plans, for long-term care insurance, for life insurance in the sum of $300,000, and for the payment of five years of total compensation in the event of either Mr. Salvatori's voluntary or involuntary termination.

      Mr. Mayefskie's employment agreement is for a period of two years and, since its inception in 1991, it has been renewed annually by the Board of Directors. The agreement was most recently renewed in November 1997. Mr. Mayefskie's agreement provides for life-time medical, health and dental coverage identical to the coverage then provided by the Company's group and executive health plans, for long-term care insurance, for life insurance in the sum of $300,000, and for payment of two years of compensation in the event of either Mr. Mayefskie's voluntary or involuntary termination.

           Compensation Committee Interlocks and Insider Participation

None of the members of the Company's Compensation Committee was, during fiscal 1997, an officer or employee of the Company or any of its subsidiaries, a former officer of the Company or any of its subsidiaries or had any relationship with the Company required to be disclosed in this Proxy Statement, except Vincent L. Salvatori who served as an ex officio member of the Compensation Committee and as the Company's Chief Executive Officer and Robert B. Costello, whose consulting agreement with the Company is discussed in "Related Party Transactions" below.

             Compensation Committee Report on Executive Compensation

      The Company's compensation program for executive officers is established and administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of non-employee directors (Mr. Salvatori is an ex officio member). The goals of the program are to enhance the Company's performance and to increase shareholder value. To accomplish these goals, the Committee has developed a compensation program designed to attract, motivate and retain the superior executives who are critical to the long term success of the Company. The compensation program links the financial interests of executives to the success of the Company and the financial interests of shareholders.

      The Committee has historically viewed compensation as a total package that includes cash compensation (base salary, annual cash incentives and insurance premiums) and long term compensation (primarily stock options). Basic principles underlying the compensation program include:

o Maximize shareholder value.
o Retain, reward and motivate key employees.
o Compensate for performance.
o Reward teams results.
o Build executive stock ownership.

      The compensation decisions of the Committee are guided by recommendations of the Company's Chief Executive Officer (except for decisions regarding his personal compensation). These decisions and recommendations are based primarily upon performance evaluations and published descriptive or comparative information regarding compensation practices of similar companies. In connection with its annual review of the Company's executive compensation program, the Committee has confirmed that the program remains competitive and should be effective in promoting achievement of the goals of the program.

      The Committee also reviewed the compensation program in light of Internal Revenue Code Section 162(m), which generally limits to $1 million the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table unless certain requirements are met. At this time the Company does not have any officers whose compensation is potentially subject to the limitations on deductibility set forth in Section 162(m). Therefore, the Committee has not yet adopted a policy with respect to the limitation of deductibility of such compensation.

Cash Compensation

      In 1997, base salary levels for executives were determined by adjusting their 1996 salaries so that achieved annual base salary levels would approximate the median level achieved by similarly situated executives. These levels were then adjusted on an individual basis by a subjective evaluation of each executive's scope of responsibilities, level of experience and individual performance and contribution to the business. As a result, base salary levels for executive officers (excluding the Chief Executive Officer) were increased within a range of 6% to 14% over 1996 levels.

      In addition, annual cash incentive awards were paid in 1997 in recognition of superior performance by selected executives during 1996, when Company revenues increased despite continuing difficult economic conditions in the defense contracting markets and continuing investment in the Company's manufacturing subsidiary. The amount of the award was determined on the basis of a subjective evaluation of each executive's contribution to the success of the Company in attaining its performance objectives and the executive's base salary level. Bonuses paid in 1997 varied from 4% to 29% of base salary (excluding the Chief Executive Officer).

Long Term Compensation

      Long term compensation, which consists primarily of incentive stock options, is specifically focused on the Company's longer term objectives. It is designed to motivate executives to improve the long term performance of the Company's stock and the total return to shareholders. The Committee decides upon participation and the size of awards by subjectively evaluating an individual executive's potential to make significant contributions to the Company's financial results, level of management responsibility and individual performance and potential. During 1997, options for 72,000 shares of the Company's stock were granted to 7 key employees of the Company (excluding the Chief Executive Officer).

Chief Executive Officer Compensation

      The Committee established the 1997 compensation of Vincent L. Salvatori, the Company's Chief Executive Officer, using substantially the same criteria that were used to determine compensation levels for the Company's other executive officers.

      Mr. Salvatori's base salary and bonus were determined on the basis of the Company's performance in relation to its 1996 budget and a comparison of Mr. Salvatori's base salary and bonus with the base salaries and bonuses of chief executive officers of similarly situated companies. In considering base salary compensation for 1997, the Committee was pleased that the Company continued to operate on a profitable basis and to increase revenues. Accordingly, for 1997, Mr. Salvatori's base salary was increased by 9% over 1996, and he was paid a bonus of $60,000

      During 1997, Mr. Salvatori was granted options for 30,000 shares of the Company's stock in accordance with and subject to the terms of the Company's 1996 Incentive Stock Option Plan.

                                           COMPENSATION COMMITTEE
                                           Sebastian P. Musco
                                           Edward G. Broenniman
                                           Vincent M. Russo
                                           Vincent L. Salvatori (ex officio)

                                 STOCK OWNERSHIP
                          OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

      The following table sets forth information as of March 26, 1998 (except as otherwise noted), with respect to the beneficial ownership of Common Stock by each person known by the Company to beneficially own more than 5 % of its outstanding Common Stock, each nominee for Director, each executive officer of the Company named in the Summary Compensation Table herein, and all directors and executive officers of the Company as a group.

                                                        Rights to Acquire
                                                       Beneficial Ownership
Name and Address          Sole Voting   Shared Voting     under Options
of Beneficial Owner       & Investment  & Investment    Exercisable Within  Percent of
                             Power          Power          60 days (1)        Class
-------------------          -----          -----          -----------        -----
Steven N. Bronson (2)       127,771            --                --            6.7
2101 W. Commercial Blvd
Suite 1500
Ft. Lauderdale, FL 33309

Stock Employee                   --       472,978                --           24.7
Compensation Trust(3)
("SECT")
c/o QuesTech, Inc.
7600-W Leesburg Pike
Falls Church, VA 22043

Edward G. Broenniman          2,500              (4)             --              *

Gerald F. Mayefskie           4,000        64,176(5)         12,000            3.6

Sebastian P. Musco(6)       150,480         5,000(7)          1,000            8.1

Vincent M. Russo                700         5,000(8)          1,000              *

Vincent L. Salvatori(6)      37,888       210,410(9)         18,000           13.0
William M. Fairl              2,500        25,000(10)         5,000            1.4
Joe W. Rigby                      0        20,000(11)         2,000            1.0
Timothy Siegel                1,000         7,050(12)         3,000              *

All directors and           205,320       658,114(13)        42,000           45.0
executive officers
as a group
(12 persons)

*  Represents less than 1 % of the outstanding Common Stock

--------------------------------------------------------------------------------

      (1) Also included under the `Shared Voting & Investment Power" column of this table because of the ability to direct the vote, tender or exchange of these shares under the SECT (see footnote 2).

      (2) Based on publicly available information, includes 15,710 shares in the name of Barber & Bronson Inventory Trading Account.

      (3) The SECT is governed by the Amended and Restated Stock Employee Compensation Trust Agreement effective as of March 25, 1998 (the `SECT Agreement') and was originally established by the Company effective December 31, 1993. This trust holds shares of Common Stock of the Company for the purpose of funding the Company's stock option plans. The members of the Board of Directors of the Company serve as the Trustees of the SECT. Pursuant to the SECT Agreement, shares held in the SECT are voted, tendered or exchanged by the Trustees based on the instructions of the Company's current employees or non-employee directors who participate in those plans that are funded by the SECT, for which reason these shares may be considered to be subject to shared voting and investment power. For purposes of voting, tendering or exchanging shares of the SECT, each plan participant is assigned the number of shares equal to the total number of shares of Common Stock covered by all of the participant's option grants under the plans, and the participant's instructions are followed by the Trustees with respect to those shares. Any assigned shares for which no instructions are received are voted, tendered or exchanged in proportion to the instructions that have been received from the other participants; any unassigned shares are voted in the same proportion as those for which voting instructions are received, but will not be tendered or exchanged. In view of the foregoing, the SECT and its Trustees disclaim any beneficial ownership of the securities held in the SECT.

      (4) Excludes 472,978 shares held in the SECT for which Mr. Broenniman serves as a Trustee and as to which he disclaims any beneficial interest.

      (5) Includes 40,000 shares subject to stock option grant (including options listed in the "Rights to Acquire Beneficial Ownership under Options Exercisable Within 60 Days" column of this table) as to which Mr. Mayefskie can direct the vote, tender or exchange under the SECT (see footnote 2); excludes 432,978 shares held in the SECT for which Mr. Mayefskie serves as a Trustee and as to which he disclaims any beneficial interest.

      (6) Mr. Musco and Mr. Salvatori are parties to a Fourth Shareholders Agreement of QuesTech, Inc., dated December 16, 1983, as amended, under which they have agreed to vote their respective shares for one another as directors of the Company.

      (7) Includes 5,000 shares subject to stock option grants (including options listed in the "Rights to Acquire Beneficial Ownership under Options Exercisable Within 60 Days" column of this table) as to which Mr. Musco can direct the vote, tender or exchange under the SECT (see footnote 2); excludes 467,978 shares held in the SECT for which Mr. Musco serves as a Trustee and as to which he disclaims any beneficial interest.

      (8) Includes 5,000 shares subject to stock option grants (including options listed in the "Rights to Acquire Beneficial Ownership under Options Exercisable Within 60 Days" column of this table) as to which Mr. Russo can direct the vote, tender or exchange under the SECT (see footnote 2); excludes 467,978 shares held in the SECT for which Mr. Russo serves as a Trustee and as to which he disclaims any beneficial interest.

      (9) Includes 60,000 shares subject to stock option grants (including options listed in the "Rights to Acquire Beneficial Ownership under Options Exercisable Within 60 Days" column of this table) as to which Mr. Salvatori can direct the vote, tender or exchange under the SECT (see footnote 2); excludes 412,978 shares held in the SECT for which Mr. Salvatori serves as a Trustee and as to which he disclaims any beneficial interest.

      (10) Includes 25,000 shares subject to stock option grants (including options listed in the "Rights to Acquire Beneficial Ownership under Options Exercisable Within 60 Days" column of this table) as to which Mr. Fairl can direct the vote, tender or exchange under the SECT (see footnote 2).

      (11) Includes 20,000 shares subject to stock option grants (including options listed in the

"Rights to Acquire Beneficial Ownership under Options Exercisable Within 60 Days" column of this table) as to which Mr. Rigby can direct the vote, tender or exchange under the SECT (see footnote 2).

      (12) Includes 7,000 shares subject to stock option grants (including options listed in the `Rights to Acquire Beneficial Ownership under Options Exercisable Within 60 Days" column of this table) as to which Mr. Siegel can direct the vote, tender or exchange under the SECT (see footnote 2).

      i(13) Includes 199,000 shares subject to stock option grants (including options listed in the "Rights to Acquire Beneficial Ownership under Options Exercisable Within 60 Days" column of this table) as to which these persons can direct the vote, tender or exchange under the SECT (see footnote 2).

--------------------------------------------------------------------------------

      Pursuant to Section 16 of the Securities Exchange Act of 1934, directors and executive officers of the Company are required to file reports with the Securities and exchange Commission indicating their holdings of and transactions in the Common Stock. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all such persons have complied with all filing requirements for the 1997 calendar year.

                           Related Party Transactions

      Since 1992, the Company has had a Consultancy Agreement with director Robert B. Costello. On May 17, 1996, the Board of Directors approved an amended Consultancy Agreement. Pursuant to this amended Agreement, Dr. Costello was authorized to provide the Company no more than 96 hours of consulting services during the 12-month period ending May 16, 1997 at a rate of $2,000/day plus expenses. The consulting services provided by Dr. Costello were determined by the Company's President and Chief Operating Officer in the areas of marketing, support and technical assistance and were subject to the approval of the Company's Chairman and Chief Executive Officer. During 1997, Dr. Costello was paid $4010 for such consulting services. This amount was on a basis at least as favorable to the Company as could have been obtained from an unaffiliated party. The Consultancy Agreement was not renewed for 1998.

                   Stockholder Return Performance Presentation

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's common stock against the cumulative total return of the NASDAQ Composite Index and the Dow Jones Equity Market Aerospace and Defense Index for the period of five years commencing January 1, 1992 and ended December 31, 1997.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG QUESTECH, INC., THE NASDAQ STOCK MARKET (US) INDEX AND THE
                       DOW JONES AEROSPACE & DEFENSE INDEX

   [The following table was represented as a line chart in the printed material]

                                                          DOW JONES AEROSPACE
Date    QUESTECH, INC.   NASDAQ STOCK MARKET (U.S.)            & DEFENSE
----    --------------   --------------------------            ---------

12/92       100                  100                              100
12/93       131                  115                              129
12/94       194                  112                              145
12/95       475                  159                              253
12/96       375                  195                              336
12/97       338                  240                              355


* $100 INVESTED ON 12/31/92 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                       APPOINTMENT OF INDEPENDENT AUDITORS

      Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors, on recommendation of the Audit Committee, has selected Grant Thornton LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 1998. Grant Thornton has audited the accounts of the Company since it became a public corporation in 1984. Representatives of the firm will be present at the Annual Meeting and will be afforded the opportunity to make a statement, if desired, and will be available to respond to appropriate questions relating to the Company's 1997 financial statements.

      The Board of Directors recommends a vote FOR approval of the appointment of Grant Thornton LLP as independent auditors for the Company for 1998.

                                  Vote Required

      The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock represented at the Annual Meeting is required to elect directors, to approve the appointment of the independent auditors and to act on any other matters properly brought before the meeting. Shares represented at the Annual Meeting by proxies which are marked "withhold authority" with respect to any of the matters before the meeting have the same effect as if the shares represented thereby were voted against such matter. Broker non-votes will be treated as not represented at the Meeting as to this matter only.

                    SUBMISSION OF 1999 STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the 1999 Annual Meeting scheduled to be held on May 21, 1999, must be received by the Company by January 20, 1999 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the Company's By-laws and SEC regulations governing the solicitation of proxies.

      In order for a stockholder to nominate a candidate for director, the stockholder must comply with the notice and procedural requirements set forth in the Company's By-laws governing nomination of directors. Notice of the nomination must be received by the Company no later than the date set forth above. The stockholder filing the notice of nomination must also describe various matters regarding the nominee, including but not limited to such information as name, address, occupation and shares held.

      In order for a stockholder to bring other business before a stockholders meeting, timely notice must be received by the Company within the time Limits described above. Such notice must include a description of the proposed business, the reasons therefor and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

      In each case the notice must be given to the Secretary of the Company, whose address is 7600-W Leesburg Pike, Falls Church, Virginia 22043. Any stockholder desiring a copy of the Company's By-laws will be furnished one without charge upon written request to the Secretary.

                                  OTHER MATTERS

      The Board of Directors of the Company knows of no business which is to be brought before the Meeting, other than as set forth above. However, if any other business properly comes before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their best judgment with respect to such business.

      It is important that proxies be returned promptly. Stockholders are urged to date and sign the enclosed proxy and return it promptly in the accompanying envelope.


                                        By the Order of the Board of Directors


                                        /s/ Vincent L. Salvatori

                                        Vincent L. Salvatori
                                        Chairman of the Board and
                                        Chief Executive Officer

Falls Church, Virginia
April 8, 1998

--------------------------------------------------------------------------------

                                 QUESTECH, INC.
                 PROXY CARD ON BEHALF OF THE BOARD OF DIRECTORS
                   Annual Meeting of Stockholders May 15, 1998

      The undersigned hereby appoints V.L. Salvatori and G.F. Mayefskie, and each of them, as proxies to represent the undersigned at the 1998 Annual Meeting of Stockholders of QuesTech, Inc. ("QTI") to be held at the Embassy Suites Hotel, Fall Church, Virginia 22043, on Friday, May 15, 1998 at 10 AM Eastern Daylight Time, or at any adjournment or adjourments thereof, and to vote upon the following matters the number of shares which the undersigned would be entitled to vote if personally present.

             (Continued and to be DATED and SIGNED on REVERSE SIDE)

--------------------------------------------------------------------------------

                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                                 QUESTECH, INC.

                                  May 15, 1998

                 Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A |X| Please mark your
      votes as in this
      example using
      dark ink only.

                                     VOTE
                                   WITHHELD
               FOR all nominees    from the      Nominees: Vincent L. Salvatori
                listed at right   nominee(s)               Gerald F. Mayefskie
                                                           Sebastian P. Musco
1. Election of        |_|             |_|                  Vincent M. Russo
   Directors                                               Edward G. Broenniman

Instructions. To withhold authority to vote for any individual strike a line through that nominee's name:

                                      FOR  AGAINST  ABSTAIN
2. Ratification of Grant Thornton as  |_|    |_|      |_|
   Independent Auditors.

3. Upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

PLEASE MARK, SIGN, DATE AND MAIL IN THE ENCLOSED ENVELOPE.
NO POSTAGE NEEDED IF MAILED IN THE UNITED STATES.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED
FOR AS DIRECTED. IF NO CONTRARY INSTRUCTIONS ARE GIVEN.
THE SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR
NOMINEES SET FORTH AT LEFT AND FOR THE RATIFICATION OF GRANT
THRONTON AS INDEPENDENT AUDITORS.


Stockholders Signature _________________________________ Dated ___________, 1998

NOTE: Signature(s) should follow exactly the name(s) on the stock certificate.
      All co-owners should sign. Electors and Administrators may sign as such. Attorneys-in-fact should sign both names.
--------------------------------------------------------------------------------